Exhibit (h)(3)

ALLOCATION AGREEMENT

Directors & Officers Liability

THIS AGREEMENT made as of this 24th day of May, 2002 by and among the Funds listed on Schedule A and any separate classes thereof and all future investment companies and any separate classes thereof (the "Funds"), which are named insureds under a joint liability policy as described below and for which ING Investments, LLC for the ING Funds and Directed Services, Inc. for the GCG Portfolios acts as investment manager are entered into under the following circumstances:

A.Section 17d-1(d)(7) of the Investment Company Act of 1940, as amended ("the 1940 Act") provides that the Securities and Exchange Commission ("SEC") is authorized to require that directors, officers and employees of registered investment companies be covered under a liability, errors and omissions insurance policy, and the SEC has promulgated rules and regulations dealing with this subject ("Rule 17d-1(d)(7)");

B.The Funds are named as joint insureds under the terms of a joint insurance policy ("Policy") which insures against illegal profit or gain, intentional wrongful acts, libel, slander, defamation, ERISA claims, insider trading, as well as other coverage as outlined in the Policy, by the directors, officers and employees;

C.A majority of those members of the Board of Directors/Trustees of each of the Funds, who are not "interested persons" as defined by Section 2(a)(19) of the Act, have given due consideration to all factors relevant to the form, amount and apportionment of premiums and recoveries under such Policy and the Board of Directors/Trustees of each Fund has approved the term and amount of the Policy, the portion of the premium payable by that party, and the manner in which recovery on the Policy, if any, shall be shared by and among the parties thereto; and

D.The Funds now desire to enter into the agreement required by Rule 17d-1(d)(7) of the Act to establish the manner in which recovery under the Policy, if any, shall be shared.

NOW, THEREFORE, IT IS HEREBY AGREED by and among the parties as follows:

1.Payment of Premiums.

Each Fund shall pay a portion of the premium due under the Policy derived by multiplying the premium by a fraction, (i) the denominator of which is the total net assets of all the Funds combined and (ii) the numerator of which is the total net assets of each of the Funds individually. The net assets of the classes are deemed to be represented by the net assets of their respective funds. Each of the Funds agrees that the appropriateness of the allocation of said premium will be determined no less often than annually. No adjustment of the allocation of said premium will be implemented without approval of the Boards of each of the Funds.

2.Allocation of Recoveries

(a)If more than one of the parties hereto is damaged in a single loss for which recovery is received under the policy, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate to fully indemnify such party sustaining loss.

(b)If the recovery is inadequate to fully indemnify each such party sustaining a loss, the recovery shall be allocated among such parties as follows:

(i)Each Party sustaining a loss shall be allocated an amount equal to the lesser of its actual loss or the minimum amount of policy which would be required to be maintained by such party under a single insured policy (determined as of the time of loss) in accordance with the provisions of Rule 17d-1(d)(7).

(ii)The remaining portion of the proceeds shall be allocated to each party sustaining a loss not fully covered by the allocation under subparagraph (i) in the proportion that each such party's last payment of premium bears to the sum of the last such premium payments of all such parties. If such allocation would result in any party which had sustained a loss receiving a portion of the recovery in excess of the loss actually sustained, such excess portion shall be allocated among the other parties whose losses would not be fully indemnified. The allocation shall bear the same proportion as each such party's last payment of premium bears to the sum of the last premium payments of all parties entitled to receive a share of the excess. Any allocation in excess of a loss actually sustained by any such party shall be reallocated in the same manner.

3.Obligation to Maintain Minimum Coverage.

Each of the Funds represents and warrants to each of the other parties hereto that the minimum amount of coverage required of it by Rule 17d-1(d)(7) as of the date hereof is as reflected in the schedule attached hereto. Each of the Funds agrees that it will determine, no less than at the end of each calendar quarter, the minimum amount of coverage which would be required of it by Rule 17d-1(d)(7) if a determination with respect to the adequacy of the coverage were currently being made. In the event that the total amount of the minimum coverage thus determined exceeds the amount of coverage of the then effective policy, the Boards of each of the Funds will be notified and will determine whether it is necessary or appropriate to increase the total amount of coverage of the policy to an amount not less than the total amount of such minimums, or to secure such excess coverage for one or more of the parties hereto, which, when added to the total coverage of the policy, will equal an amount of such minimums. Unless a Fund elects to terminate this Agreement (pursuant to Paragraph 4) and its participation in a joint- insured policy, each Fund agrees to pay its fair portion of the new or additional premium (taking into account all of the then existing circumstances).

4.Continuation and Termination. This Agreement shall become effective on the date first written above, subject to the condition that the Fund's Board of Directors/Trustees, including a majority of those Directors/Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Manager, shall have approved this Agreement. This Agreement shall supersede all prior agreements relating to an allocation of premium on any joint insured policy and shall apply to the present liability policy coverage and any renewal or replacement thereof. It shall continue until terminated by any party hereto upon the giving of not less than sixty (60) days notice to the other parties hereto in writing.

5.Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. A written amendment of this Agreement is effective upon the approval of the Board of Directors/Trustees and the Manager.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed by their duly authorized officers as of the date first above written.

On Behalf of: All ING Funds Listed on Schedule A

By:/s/ Michael J. Roland

Name: Michael J. Roland

Title: Executive Vice President

On Behalf of: All GCG Funds Listed on Schedule A

By:/s/ Kimberly J. Smith_________________

Name: Kimberly J. Smith

Title: Secretary and Chief Counsel

SCHEDULE A

with respect to the

ALLOCATION AGREEMENT – DIRECTORS & OFFICERS LIABILITY

ING FUNDS:
Fund For Life Series	ING JPMorgan Fleming International Enhanced
Global Balanced Series	EAFE Portfolio
ING AIM Mid Cap Growth Portfolio	ING JPMorgan Fleming Small Cap Equity Portfolio
ING Alliance Mid Cap Growth Portfolio	ING Large Company Value Fund
ING Biotechnology Fund	ING LargeCap Growth Fund
ING Capital Guardian Large Cap Value Portfolio	ING Lexington Money Market Trust
ING Capital Guardian Managed Global Portfolio	ING Limited Maturity Bond Portfolio
ING Capital Guardian Small Cap Portfolio	ING Liquid Assets Portfolio
ING Classic Money Market Fund	ING MagnaCap Fund
ING Convertible Fund	ING Marsico Growth Portfolio
ING Corporate Leaders Trust Fund	ING Mercury Focus Value Portfolio
ING Developing World Portfolio	ING Mercury Fundamental Growth Portfolio
ING Eagle Asset Value Equity Portfolio	ING MFS Mid Cap Growth Portfolio
ING Emerging Countries Fund	ING MFS Research Portfolio
ING Equity and Bond Fund	ING MFS Total Return Portfolio
ING Financial Services Fund	ING MidCap Opportunities Fund
ING FMRSM Diversified Mid Cap Portfolio	ING MidCap Value Fund
ING GET U.S. Core Portfolio – Series 1	ING Money Market Fund
ING GET U.S. Core Portfolio – Series 2	ING National Tax-Exempt Bond Fund
ING GET U.S. Opportunity Portfolio – Series 1	ING National Tax-Exempt Money Market Fund
ING GET U.S. Opportunity Portfolio – Series 2	ING PIMCO Core Bond Portfolio
ING Global Equity Dividend Fund	ING PIMCO High Yield Portfolio
ING Global Real Estate Fund	ING Precious Metals Fund
ING Global Technology Fund	ING PRIME RATE TRUST
ING GNMA Income Fund	ING Principal Protection Fund
ING Goldman Sachs Internet TollkeeperSM	ING Principal Protection Fund II
Portfolio	ING Principal Protection Fund III
ING Growth + Value Fund	ING Principal Protection Fund IV
ING Growth Opportunities Fund	ING Principal Protection Fund V
ING Hard Assets Portfolio	ING Principal Protection Fund VI
ING High Yield Bond Fund	ING Principal Protection Fund VII
ING High Yield Opportunity Fund	ING Principal Protection Fund VIII
ING Intermediate Bond Fund	ING Principal Protection Fund IX
ING International Fund	ING Real Estate Fund
ING International Portfolio	ING Research Enhanced Index Fund
ING International SmallCap Growth Fund	ING Russia Fund
ING International Value Fund	ING Salomon Brothers All Cap Portfolio
ING Janus Growth and Income Portfolio	ING Salomon Brothers Investors Portfolio
ING Janus Special Equity Portfolio	ING SENIOR INCOME FUND
ING Jennison Equity Opportunities Portfolio	ING SmallCap Opportunities Fund
ING SmallCap Value Fund
ING Stock Index Portfolio

ING Strategic Bond Fund

ING T. Rowe Price Capital Appreciation Portfolio

ING T. Rowe Price Equity Income Portfolio ING Tax Efficient Equity Fund

ING UBS U.S. Balanced Portfolio

ING Van Kampen Equity Growth Portfolio ING Van Kampen Global Franchise Portfolio ING Van Kampen Growth and Income Portfolio ING Van Kampen Real Estate Portfolio

ING VP Convertible Portfolio

ING VP Emerging Countries Portfolio

ING VP EMERGING MARKETS

FUND, INC.

ING VP Emerging Markets Fund

ING VP Financial Services Portfolio

ING VP Growth + Value Portfolio

ING VP Growth Opportunities Portfolio

ING VP High Yield Bond Portfolio

ING VP International Portfolio

ING VP International SmallCap Growth Portfolio

ING VP International Value Portfolio

ING VP Large Company Value Portfolio

ING VP LargeCap Growth Portfolio

ING VP MagnaCap Portfolio

ING VP MidCap Opportunities Portfolio

ING VP NATURAL RESOURCES TRUST

ING VP Research Enhanced Index Portfolio

ING VP SmallCap Opportunities Portfolio

ING VP Worldwide Growth Portfolio

ING Worldwide Growth Fund

USLICO Series Fund- Asset Allocation Portfolio

USLICO Series Fund- Bond Portfolio

USLICO Series Fund- Money Market Portfolio

USLICO Series Fund- Stock Portfolio